EXHIBIT 8.1

Triterras, Inc

List of Subsidiaries

This list reflects our list of subsidiaries as of February 28, 2022.

Name	Country of Incorporation and Place of Business Address		Nature of Business	Proportion of Ordinary Shares Held Directly or Indirectly by the Company
Triterras Fintech Pte. Ltd.	Singapore	Singapore	Financial Technology	100%
Triterras Fintech UK Limited	United Kingdom	United Kingdom	Finance Technology	100%
Triterras Fintech USA Inc.	USA	USA	Financial Technology	100%
IB Holdings Limited (shares acquired on May 20, 2021)	United Arab Emirates	Abu Dhabi	Investment Holding	100%
Invoice Bazaar Forfaiting Services LLC (JV of IB Holdings) (shares assumed on May 20, 2021)	United Arab Emirates	Dubai	Forfaiting Services; payment services provider	49%
Techfin Solutions FZCO (subsidiary of IB Holdings) (99 shares assumed on May 20, 2021; remaining 1 share acquired on September 3, 2021)	United Arab Emirates	Dubai	Public Network Services; Portal	100%
Triterras Fintech Swiss AG	Switzerland	Switzerland	Financial Technology Finance	100%
TR Receivables SPV Limited	United Arab Emirates	Abu Dhabi	Investment Holding	100%
IBF Global Trading LLC (fka Invoice Bazaar General Trading LLC)	United Arab Emirates	Dubai	General Trading	100%